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EXHIBIT 10aa




                                        Date


Name
Group Officer
U S WEST Group
Address

Dear _________:

     U S WEST, Inc., on behalf of itself, its subsidiaries and stockholders, and any successor or surviving entity, wishes to encourage your continued service and dedication in the performance of your duties, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Subsection I(i)) of the Company (as defined in Subsection I(k)). The Board of Directors of the Company (the "Board") believes that the prospect of a pending or threatened Change of Control inevitably creates distractions, personal risks and uncertainties for its executives, and that it is in the best interests of U S WEST, Inc. and its stockholders to minimize such distractions to certain executives. The Board further believes that it is in the best interests of the Company to encourage its executives' full attention and dedication to their duties, both currently and in the event of any threatened or pending Change of Control.

     Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued retention of certain members of the Company's management, including yourself, and the attention and dedication of management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control.

     In order to induce you ("Executive") to remain in the employ of the Company, and in consideration of your continued service to the Company, the Company agrees that you shall receive the benefits set forth in this letter agreement (the "Agreement") in the event that your employment with the Company is terminated subsequent to a Change of Control in the circumstances described herein. For purposes of this Agreement, references to employment with the Company shall include employment with a Subsidiary of the Company (as defined in Subsection I(y)).

I.  Definitions


     The meaning of each defined term that is used in this Agreement is set forth below.

     (a) AAA.  The American Arbitration Association.

     (b) Additional Pay. The meaning of this term is set forth in Subsection IV(b).

     (c) Agreement. The meaning of this term is set forth in the third paragraph of this Agreement.

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     (d) Agreement Payments.  The meaning of this term is set forth in
Subsection IV(e)(i).

     (e) Beneficiaries.  The meaning of this term is set forth in Subsection
VI(c).

               (f) Board. The meaning of this term is set forth in the first paragraph of this Agreement.

               (g) Business Combination. The meaning of this term is set forth in Subsection I(i)(iii).

               (h) Cause. For purposes of this Agreement, "Cause" shall mean Executive's willful breach or failure to perform his employment duties. For purposes of this Subsection I(h), no act, or failure to act, on the part of Executive shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive's employment shall not be deemed to have been terminated for Cause unless and until the Company delivers to Executive a certificate of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive has engaged in such willful conduct and specifying the details of such willful conduct.

               (i) Change of Control. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if there is a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

                    (i) any "person" (as such term is used in Sections 13(d)
               and 14(d)(2), as currently in effect, of the Exchange Act) is or becomes a "beneficial owner" (as determined for purposes of Regulation 13D-G, as currently in effect, under the Exchange
               Act), directly or indirectly, of securities representing twenty percent (20%) or more of the total voting power of all of the Company's then outstanding voting securities. For purposes of this Agreement, the term "person" shall not include: (i) the Company or any of its Subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; or (iii) an underwriter temporarily holding securities pursuant to an offering of such securities;

                    (ii) during any period of two (2) consecutive calendar
               years, individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A, as currently in effect, of the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

                    (iii) the stockholders of the Company approve a merger,
               consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless following such Business
               Combination: (i) all or substantially all of the individuals and entities who were the "beneficial owners" (as determined for purposes of

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               Regulation 13D-G, as currently in effect, of the Exchange Act)
               of the outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, securities representing more than seventy percent (70%) of the total voting power of the then outstanding voting securities of the corporation resulting from such Business Combination or the parent of such corporation (the "Resulting Corporation"); (ii) no "person" (as such term is used in Sections 13(d) and 14(d)(2), as currently in effect, of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Resulting Corporation, is the "beneficial owner" (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act), directly or indirectly, of voting securities representing twenty percent (20%) or more of the total voting power of the then outstanding voting securities of the Resulting Corporation; and (iii) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Business Combination;

                    (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company;

                    (v) the Company: (A) redeems substantially all of the outstanding shares of U S WEST Communications Group Common
               Stock or U S WEST Media Group Common Stock in exchange for shares of one or more wholly-owned subsidiaries of the Company that hold all or substantially all of the assets that are attributed to that Group; (B) distributes to the stockholders of U S WEST Communications Group or U S WEST Media Group the shares of one or more wholly-owned subsidiaries that hold all or substantially all of the assets attributed to that Group; (C) converts all of the outstanding shares of U S WEST Communications Group Common Stock into the shares of U S WEST Media Group Common Stock, or vice versa; (D) distributes the stock of one or more wholly-owned subsidiaries holding all or substantially all of the assets of the Company, under applicable law, at a time when there are no classes of Common Stock that separately track the performance of certain Company businesses; or (E) sells or otherwise disposes of all or substantially all of the assets of the U S WEST Communications Group or the U S WEST Media Group and distributes the net proceeds of such sale or disposition to the holders of the common stock related to such Group by dividend or redemption; or

                    (vi) any other event that a simple majority of the Board,
               in its sole discretion, shall determine constitutes a Change of Control;

                    (vii) Notwithstanding any terms to the contrary contained in this Subsection I(i), the following shall not constitute a Change of Control for purposes of this Agreement: if (i) the stockholders of the Company approve a merger of the Company and (ii) in connection with such merger or immediately prior to such merger (A) substantially all of the assets of the Company are contributed to Newco (as defined below) and (B) the stockholders of the U S WEST Communications Group receive shares of Newco Communications Group Common Stock (as defined below) for each share of U S WEST Communications Group Common Stock held and the stockholders of the U S WEST Media Group receive shares of Newco Media Group Common Stock (as defined below) for each share of U S WEST Media Group Common Stock held. As used herein, "Newco" shall mean a newly formed subsidiary of the Company that has two classes of Common Stock, one of which reflects the performance of businesses that comprise the businesses of the U S WEST Communications Group ("Newco Communications Group Common Stock") and one of which reflects the performance of businesses that comprise the businesses of the U S WEST Media Group ("Newco Media Group Common Stock"). This limited exception to the definition of "Change of Control" set forth in this Subsection I(i)(vii)

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               shall not apply, and a Change of Control shall be deemed to have occurred, if one or more transaction(s), whether structured as set forth in this Subsection I(i)(vii) or otherwise, alone or in the aggregate, result(s) in the sale, transfer, exchange or disposition of all or substantially all of the assets of the Communications Group, the Media Group or the Company as a whole, as each of those entities is constituted as of the date of this Agreement.

               (j) Code. The meaning of this term is set forth in Subsection IV(e)(i).

               (k) Company. The meaning of this term is set forth in Subsection VI(a).

               (l) Controlled Group. For purposes of this Agreement, "Controlled Group" shall mean the Company and all of the Company's Subsidiaries.

               (m) Disability. For purposes of this Agreement, "Disability" shall mean an illness, injury or similar incapacity which, 52 weeks after its commencement, continues to render Executive unable to perform the material and substantial duties of Executive's position or any occupation or employment for which Executive is qualified or may reasonably become qualified by training, education or experience. Any dispute as to the existence of a Disability upon which Executive and the Company cannot agree shall be resolved by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, by any adult member of Executive's immediate family or Executive's legal representative), and approved by the Company, such approval not to be unreasonably withheld. The decision of such physician made in writing to both the Company and Executive shall be final and conclusive for all purposes of this Agreement.

               (n) Employer. For purposes of this Agreement, "Employer" shall mean the Company or the Subsidiary, as the case may be, with which Executive has an employment relationship.

               (o) Exchange Act. This term shall have the meaning set forth in Subsection I(i).

               (p) Executive. This term shall have the meaning set forth in the third paragraph of this Agreement.

               (q) Excise Tax. This term shall have the meaning set forth in Subsection IV(e)(i).

               (r) Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence, without Executive's prior express written consent, of any of the following circumstances:

                    (i) The assignment to Executive of any duties inconsistent with Executive's status or responsibilities as in effect immediately prior to a Change of Control, including imposition of travel obligations which differ materially from required business travel immediately prior to the Change of Control;

                    (ii) Any diminution in the status or responsibilities of
               Executive's position from that which existed immediately prior to the Change of Control, whether by reason of the Company ceasing to be a public company under the Exchange Act, becoming a subsidiary of a successor public company, or otherwise;

                    (iii) (A) A reduction in Executive's annual base salary as in effect immediately before the Change of Control; or (B) the failure to pay a bonus award to which Executive otherwise is entitled under any short-term incentive plan(s) or

                                             4

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               program(s) or any long-term incentive plan(s) or program(s) in which Executive participates, or any companion, amended, successor or other incentive compensation plan(s) or program(s), at the time such awards are usually paid;

                    (iv) A change in the principal place of Executive's
               employment, as in effect immediately prior to the Change of Control, to a location more than thirty-five (35) miles distant from the location of such principal place at such time;

                    (v) The failure by the Company to continue in effect any
               incentive compensation or stock or stock option plan in which Executive participates immediately prior to the Change of Control, unless participation in an equivalent alternative compensation or stock or stock option arrangement (embodied in an ongoing substitute or alternative plan) has been provided to Executive, or the failure by the Company to continue Executive's participation in any such compensation or stock or stock option plan on a substantially equivalent or more beneficial basis, both in terms of the nature and amount of benefits provided and the level of Executive's participation relative to other participants, as existed immediately prior to the time of the Change of Control;

                    (vi) (A) Except as required by law, the failure by the
               Company to continue to provide to Executive benefits substantially equivalent or more beneficial, in the aggregate, to those enjoyed by Executive under the qualified and non-qualified employee benefit and welfare plans of the Company, including, without limitation, any pension, deferred compensation, life insurance, medical, dental, health and accident, disability, retirement or savings plan(s) or program(s) in which Executive was eligible to participate immediately prior to the Change of Control; (B) the taking of any action by the Company that would, directly or indirectly, materially reduce or deprive Executive of any other perquisite or benefit enjoyed by Executive immediately prior to the Change of Control (including, without limitation, Company-paid and/or reimbursed club memberships, financial counseling fees and the like); or (C) the failure by the Company to treat Executive under the Company's vacation policy, past practice or special agreement in the same manner and to the same extent as was in effect immediately prior to the Change of Control;

                    (vii) The failure of the Company to obtain a satisfactory
               written agreement from any successor prior to consummation of the Change of Control to assume and agree to perform this Agreement, as contemplated in Subsection VI(a); or

                    (viii) Any purported termination by the Company of
               Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection III(b) or, if applicable, Subsection I(h). For purposes of this Agreement, no such purported termination shall be effective except as constituting Good Reason.

Executive's continued employment with the Company or any Subsidiary shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

               (s) Gross-Up Payment. The meaning of this term is set forth in Subsection IV(e)(i).

               (t) Notice of Termination. The meaning of this term is set forth in Subsection III(b).

               (u) Other Payments. The meaning of this term is set forth in Subsection IV(e)(i).

               (v) Payments. The meaning of this term is set forth in Subsection IV(e)(i).

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               (w) Resulting Corporation.  The meaning of this term is set forth in Subsection I(i)(iii).

               (x) Retirement. For purposes of this Agreement, "Retirement" shall mean Executive's voluntary termination of employment with the Company, other than for Good Reason, and in accordance with the Company's retirement policy generally applicable to its employees or in accordance with any prior or contemporaneous retirement agreement or arrangement between Executive and the Company.

               (y) Subsidiary. For purposes of this Agreement, "Subsidiary" shall mean any corporation of which fifty percent (50%) or more of the voting stock is owned, directly or indirectly, by the Company.

               (z) Tax Consultant. The meaning of this term is set forth in Subsection IV(e)(ii).

               (aa) Terminate(d) or Termination. The meaning of this term is set forth in Subsection III(a).

               (bb) Termination Date. For purposes of this Agreement, "Termination Date" shall mean:

                    (i) If Executive's employment is terminated for Disability, thirty (30) calendar days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of his duties during such thirty-day period); and

                    (ii) If Executive's employment is terminated for Cause or
               Good Reason or for any reason other than death or Disability, the date specified in the Notice of Termination (which in the case of a termination for Cause shall not be less than thirty
               (30) calendar days and in the case of a termination for Good Reason shall not be less than thirty (30) calendar days nor more than sixty (60) calendar days, respectively, from the date such Notice of Termination is given).

II.  Term of Agreement

               (a) General. Upon execution by Executive, this Agreement shall commence as of February 7, 1997. This Agreement shall continue in effect through December 31, 2000; provided, however, that commencing on January 1, 2001, and every third January 1 thereafter, the term of this Agreement shall automatically be extended for three (3) additional years unless, not later than ninety (90) calendar days prior to the January 1 on which this Agreement otherwise automatically would be extended, the Company shall have given notice to Executive that it does not wish to extend this Agreement; provided further, however, that if a Change of Control of the Company shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six
(36) months beyond the month in which the Change of Control occurred. The term of this Agreement automatically shall be extended for three (3) additional years from the date of any public announcement of an event that would constitute a Change of Control as defined in this Agreement; provided however, that if any such announced event is not consummated within that three (3) year period, the original renewal term thereafter shall apply.

               (b) Disposition of Employer. In the event Executive is employed by a Subsidiary, the terms of this Agreement shall expire if such Subsidiary is sold or otherwise disposed of prior to the date on which a Change of Control occurs, unless Executive continues in employment with the Controlled Group after such sale or other disposition. If Executive's Employer is sold or disposed of on or after the date on which a Change of Control occurs, this Agreement shall continue through its original term or any extended term then in effect.

               (c) Deemed Change of Control. If Executive's employment with Employer is terminated prior to the date on which a Change of Control occurs, and such termination was at the request of a third party who has taken steps to effect a Change of Control, or otherwise was in connection with the Change of Control,

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then for all purposes of this Agreement, a Change of Control shall be deemed to have occurred prior to such termination.

               (d) Expiration of Agreement. No termination or expiration of this Agreement shall affect any rights, obligations or liabilities of either party that shall have accrued on or prior to the date of such termination or expiration.

III.  Termination Following Change of Control

               (a) Entitlement to Benefits. If a Change of Control shall have occurred, Executive shall be entitled to the benefits provided in
Section IV hereof upon the subsequent Termination (as defined below) of his employment with the Company, except as otherwise set forth in this Subsection III(a), within three (3) years after the date of the Change of Control. For purposes of this Agreement, "Termination" shall mean a termination of Executive's employment that is not as a result of Executive's death, Retirement or Disability and (x) if by the Company, is not for Cause, or (y) if by Executive, is for Good Reason. Executive shall not be entitled to the benefits provided in Section IV hereof in the event of a Change of Control as defined in Subsection I(i)(v)(A), (B) or (D), unless that Change of Control also results in the termination of Executive's employment with the corporation that is created as a result of the events leading to that Change of Control. For purposes of the foregoing sentence only, "termination" shall have the same definition as Termination, defined above, except that the reference to the "Company" in subclause (x) shall mean the corporation created by the events leading to the Change of Control. If, in the event of a Change of Control under Subsection I(i)(v)(A), (B) or (D), Executive's employment continues with the Company, his entitlement to benefits shall be determined in accordance with the first sentence of this Subsection III(a).

               (b) Notice of Termination. Any purported termination of Executive's employment by either the Company or Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section VIII. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice that indicates the specific provision(s) of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision(s) so indicated. If Executive's employment shall be terminated by the Company for Cause or by Executive for other than Good Reason, the Company shall pay Executive his full base salary through the Termination Date at the salary level in effect at the time Notice of Termination is given and shall pay any amounts to be paid to Executive pursuant to any other compensation or stock or stock option plan(s), program(s) or employment agreement(s) then in effect, and the Company shall have no further obligations to Executive under this Agreement.

               If, within thirty (30) calendar days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the grounds for termination, then, notwithstanding the meaning of "Termination Date" set forth in Subsection I(bb), the Termination Date shall be the date on which the dispute is finally resolved, whether by mutual written agreement of the parties or by a decision rendered pursuant to Section XI; provided that the Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his full compensation including, without limitation, base salary, bonus, incentive pay and equity grants, in effect when the notice of the dispute was given, and continue Executive's participation in all benefits plans or other perquisites in which Executive was participating, or which he was enjoying, when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this Subsection III(b) are in addition to and not in lieu of all other amounts due to Executive under this Agreement and shall not be offset against or reduce any other amounts due to Executive under this Agreement.

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IV.  Compensation Upon a Termination

               Following a Change of Control, upon Executive's Termination, Executive shall be entitled to the following benefits, provided that such Termination occurs during the three (3) year period immediately following the date of the Change of Control:

               (a) Standard Benefits. The Company shall pay to Executive, in cash, no later than the second business day following the Termination Date:

               (i) his full base salary through the Termination Date at the salary level in effect on either (x) the day on which Notice of Termination is given, or (y) the day immediately preceding the date of the Change of Control, whichever is higher;

               (ii) the annual bonus payable to Executive under any short-term incentive plan(s) or program(s) of the Company in which Executive participates following a termination of employment after a change of control, as defined in such plan(s) or program(s). If a change of control has not occurred within the meaning of such plan(s) or program(s), a change of control shall be deemed to have occurred with respect to Executive for the purpose of determining the bonus payable to Executive based on a Change of Control occurring within the meaning of this Agreement; and

               (iii) the annual grant value of any long-term incentive award payable to Executive under any long-term incentive plan(s) or program(s) of the Company in which Executive participates following a termination of employment after a change of control, as defined in such plan(s) or program(s). If a change of control has not occurred within the meaning of such plan(s) or program(s), a change of control shall be deemed to have occurred with respect to Executive based on a Change of Control occurring within the meaning of this Agreement.

In addition, the Company shall cause: (x) all unvested stock options held by Executive on the Termination Date immediately to vest and be fully exercisable as of the Termination Date; (y) any restrictions on all restricted stock held by Executive on the Termination Date immediately to lapse and all shares of such stock to fully vest as of the Termination Date; and (z) any accrued benefit or deferred arrangement of the Company that Executive otherwise would become entitled to if he continued employment with the Company immediately to vest as of the Termination Date.

               (b) Additional Benefits. The Company shall pay to Executive as additional pay ("Additional Pay"), the product of (i) the lesser of (x) three (3) or (y) the difference between sixty-five (65) and Executive's age as of the date of the Notice of Termination (calculated to the nearest twelfth of a year), multiplied by (ii) the sum of (x) Executive's annual base salary in effect immediately prior to the Termination Date, (y) Executive's annual bonus amount under any short-term incentive plan(s) or program(s) in which Executive participates, such bonus amount to be calculated on the basis of the extent to which the performance factors targeted by the Human Resources Committee of the Board have been achieved (for this purpose, the Company's performance through the Termination Date shall be annualized based upon the actual number of days elapsed from the beginning of the fiscal year in which the Termination occurs through the Termination Date over a year of 360 days), which shall be deemed to be one hundred percent (100%) unless the performance actually achieved is greater than one hundred percent (100%), in which case the actual performance level shall be utilized, and (z) the dollar value of the most recent annual grant to Executive prior to the Termination Date under any long-term incentive plan(s), program(s) or grant(s) in which Executive participates, whether such value is in the form of stock, stock options, Dividend Equivalent Units or any other form of long term incentive compensation, such grant value to be calculated as if the

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

performance measures set forth in any such plan(s), program(s) or grant(s) (e.g., Dividend Equivalent Units) for the applicable performance period shall be deemed to be one hundred percent (100%). The Company shall pay the Additional Pay to Executive in a lump sum, in cash, not later than the fifteenth calendar day following the Termination Date. The Company also shall provide Executive with office space and shared administrative support for the three (3) year period immediately following the Termination Date, in the county of Executive's residence, at a location to be designated by the Company, which office space and support shall be similar to that currently provided by the Company to retired senior officers. The Company shall maintain for Executive for the three (3) year period immediately following the Termination Date, all perquisites and benefits enjoyed by Executive immediately prior to the Termination Date.


               (c) Retirement Plan Benefits. If not already vested, Executive shall be deemed fully vested as of the Termination Date in any Company retirement plan(s) or other written agreement(s) between Executive and the Company relating to pay or other benefits upon retirement in which Executive was a participant, party or beneficiary immediately prior to the Change of Control, and any additional plan(s) or agreement(s) in which such Executive became a participant, party or beneficiary thereafter. In addition to the foregoing, for purposes of determining the amounts to be paid to Executive under such plan(s) or agreement(s), the years of service with the Company and the age of Executive under all such plans and agreements shall be deemed increased by the lesser of thirty-six (36) months or such shorter period of time as would render Executive sixty-five (65) years of age. For purposes of this Subsection IV(c), the term "plan(s)" includes, without limitation, the Company's qualified pension plan, non-qualified and mid-career pension plans and any companion, successor or amended plan(s), and the term "agreement(s)" encompasses, without limitation, the terms of any offer letter(s) leading to Executive's employment with the Company where Executive was a signatory thereto, any written amendment(s) to the foregoing and any subsequent written agreement(s) on such matters. In the event the terms of the plans referenced in this Subsection IV(c) do not for any reason coincide with the provisions of this Subsection IV(c) (e.g., if plan amendments would cause disqualification of qualified plans), Executive shall be entitled to receive from the Company, under the terms of this Agreement, an amount equal to all amounts he would have received, at the time he would have received such amounts, had all such plans continued in existence as in effect on the date of this Agreement after being amended to coincide with the terms of this Subsection IV(c).

               (d) Health and Other Benefits. Following the Termination Date, the Company shall provide substantially the same level of health, vision and dental benefits to Executive and Executive's eligible dependents that the Company would provide to Executive and Executive's eligible dependents if Executive were first eligible for retiree health, vision and dental benefits immediately prior to the Change of Control. The eligibility of Executive's dependents shall be determined by the terms of any retiree health, vision and dental benefit plan(s) or program(s) in effect immediately prior to the Change of Control. Following the Termination Date, (i) ownership of any Basic Executive Life Insurance held by the Company for the benefit of Executive immediately shall be transferred to a third party trustee and held in an irrevocable rabbi trust for the benefit of Executive, and (ii) any collateral assignment by Executive to the Company under any Supplemental Executive Life Insurance (SELI) owned by Executive shall be subordinated to Executive's right to the maximum cash value under the SELI measured against a death benefit equal to fifty percent (50%) of the SELI coverage in effect immediately prior to the Change of Control, without the SELI becoming a modified endowment contract.

               (e) Gross-Up Payments.

                    (i) In the event any payment(s) or the value of any
               benefit(s) received or to be received by Executive in connection with Executive's Termination or contingent upon a Change of Control (whether received or to be received pursuant to the terms of this Agreement (the "Agreement

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
               Payments") or of any other plan, arrangement or agreement of the Company, its successors, any person whose actions result in a Change of Control or any person affiliated with any of them (or which, as a result of the completion of the transaction(s) causing a Change of Control, will become affiliated with any of them) ("Other Payments" and, together with the Agreement Payments, the "Payments")), in the opinion of the Tax Consultant (as defined below in Subsection IV(e)(ii)), would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any other federal, state or local excise tax (any such excise or other tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), as determined as provided below, the Company shall pay to Executive an additional amount such that the net amount retained by Executive, after deduction of the Excise Tax on Agreement Payments and Other Payments and any federal, state and local income and employment tax and Excise Tax upon the Payment(s) provided for by this Subsection IV(e)(i), and any interest, penalties or additions to tax payable by Executive with respect thereto, shall be equal to the total present value of the Agreement Payments and Other Payments at the time such Payments are to be made (the "Gross-Up Payment(s)"). The intent of the parties is that the Company shall be responsible in full for, and shall pay, any and all Excise Tax on any Payments and Gross-Up Payment(s) and any and all income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment(s) as well as any loss of deduction caused by or related to the Gross-Up Payment(s).

                    (ii) All determinations required to be made under this
               Subsection IV(e), including, without limitation, whether and when a Gross-Up Payment is required, and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, unless otherwise set forth in this Agreement, shall be made by tax consultant(s) selected by the Company and reasonably acceptable to Executive ("Tax Consultant"). For purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Company shall cause the Tax Consultant to provide detailed supporting calculations to the Company and Executive within fifteen (15) business days after notice is given by Executive to the Company that any or all of the Payments have occurred, or such earlier time as is requested by the Company. Within two
               (2) business days after such notice is given to the Company, the Company shall instruct the Tax Consultant to timely provide the data required by this Subsection IV(e) to Executive. All fees and expenses of the Tax Consultant shall be paid in full by the Company. Any Excise Tax as determined pursuant to this Subsection IV(e) shall be paid by the Company to the Internal Revenue Service or any other appropriate taxing authority on Executive's behalf within five (5) business days after receipt of the Tax Consultant's determination. If the Tax Consultant determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by Executive, the Tax Consultant shall furnish Executive with a written opinion that failure to disclose or report the Excise Tax on Executive's federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty. Any determination by the Tax Consultant shall be binding upon the Company and Executive in the absence of material mathematical or legal error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Consultant hereunder, it is possible that Gross-Up Payments will not have been made by the Company that should have been made or that Gross-Up Payments have been made that should not have been made, in each case, consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Subsection IV(e)(iii) below, and

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

               Executive is thereafter required to make a payment of any Excise Tax or any interest, penalties or addition to tax, the Tax Consultant shall determine the amount of underpayment of Excise Taxes that has occurred and any such underpayment and any interest, penalties or addition to tax shall promptly be paid by the Company to the Internal Revenue Service or other appropriate taxing authority on Executive's behalf or, if such underpayment has been previously paid by Executive to the appropriate taxing authority, to Executive. In the event the Tax Consultant determines that an overpayment of Gross-Up Payment(s) has occurred, any such overpayment shall be treated for all purposes as a loan to Executive with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, due and payable within ninety (90) calendar days after written demand to Executive by the Company; provided, however, that Executive shall have no duty or obligation whatsoever to repay such loan if Executive's receipt of the overpayment, or any portion thereof, is includible in Executive's income and Executive's repayment of the same is not deductible by Executive for federal and state income tax purposes.

                    (iii) Executive shall notify the Company in writing of any claim of which he is aware by the Internal Revenue Service or state or local taxing authority, that, if successful, would result in any Excise Tax or an underpayment of any Gross-Up Payment(s). Such notice shall be given as soon as practicable but no later than fifteen (15) business days after Executive is informed in writing of the claim by the taxing authority, and Executive shall provide written notice to the Company of the nature of the claim, the administrative or judicial appeal period, and the date on which any payment of the claim must be paid. Executive shall not pay any portion of the claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any amount under the claim is due). If the Company notifies Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest the claim, Executive shall:

                         (A) give the Company any information reasonably
               requested by the Company relating to the claim;

                         (B) take such action in connection with contesting
               the claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation concerning the claim by an attorney selected by the Company who is reasonably acceptable to Executive; and

                         (C) cooperate with the Company in good faith in order
               to effectively contest the claim;

               provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties and attorneys' fees) incurred in such contests and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed as a result of such representation. Without limitation upon the foregoing provisions of this Subsection IV(e)(iii), except as provided below, the Company shall control all proceedings concerning such contest and, in its sole opinion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority pertaining to the claim. At the written request of the Company and upon payment to Executive of an amount at least equal to the claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court, Executive shall pay the same to the appropriate taxing authority and sue for a refund. Executive agrees to prosecute in cooperation with the Company any contest of a claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company requests Executive to pay the claim and sue for a refund, the Company shall advance the full amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed on such advance or for any imputed income on such advance. Any extension of the statute of limitations relating to assessment of any Excise Tax for the taxable year of Executive which is the subject of the claim is to be limited solely to the claim. Furthermore, the Company's control of the contest shall be limited to issues for which a Gross-Up Payment would be payable hereunder. Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                    (iv) If, after the receipt by Executive of an amount
               advanced by the Company pursuant to Subsection IV(e)(iii) above, Executive receives from the taxing authority any refund of a claim or any additional amount that was necessary to obtain jurisdiction, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Subsection IV(e)(iii) above, a determination is made that Executive shall not be entitled to any refund of the claim, and the Company does not notify Executive in writing of its intent to contest such denial of refund of a claim prior to the expiration of thirty (30) calendar days after such determination, then the portion of such advance attributable to a claim shall be forgiven by the Company and shall not be required to be repaid by Executive. The amount of such advance attributable to a claim shall offset, to the extent thereof, the amount of the underpayment required to be paid by the Company to Executive.

                    (v) If, after the advance by the Company of an additional
               amount necessary to obtain jurisdiction, there is a final determination made by the taxing authority that Executive is not entitled to any refund of such amount, or any portion thereof, then such advance shall be repaid to the Company by Executive within thirty (30) calendar days after Executive receives notice of such final determination. A final determination shall occur when the period to contest or otherwise appeal any decision by an administrative tribunal or court of initial jurisdiction has been waived or the time for contesting or appealing the same has expired.

               (f) Legal Fees and Expenses. The Company shall pay to Executive all legal fees and expenses as and when incurred by Executive in connection with this Agreement, including all such fees and expenses, if any, incurred in contesting or disputing any Termination or in seeking to obtain or enforce any right, payment or benefit provided by this Agreement, regardless of the outcome, unless, in the case of a legal action brought by or in the name of Executive, a decision is rendered pursuant to Section XI, or in any other proper legal proceeding, that such action was not brought by Executive in good faith.

               (g) No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section IV by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section IV be reduced by any compensation earned by Executive as the result of employment with another employer or by retirement or other benefits received from whatever source after the Termination Date or otherwise, except as specifically provided in this
Section IV. The Company's obligation to make payments to Executive provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or Employer may have against Executive or other parties.

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

V.  Death and Disability Benefits

               In the event of the death or Disability of Executive after a Change of Control , Executive, or in the case of death, Executive's Beneficiaries (as defined below in Subsection VI.(c)), shall receive the benefits to which Executive or his Beneficiaries are entitled under this Agreement and any and all retirement plans, pension plans, disability policies and other applicable plans, programs, policies, agreements or arrangements of the Company.

VI.  Successors; Binding Agreement

               (a) Obligations of Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive had terminated employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, the term "Company" shall mean U S WEST, Inc., including any surviving entity or successor to all or substantially all of its business and/or assets and the parent of any such surviving entity or successor.

               (b) Joint and Several Liability. Upon the occurrence of a Change of Control as defined in Subsection I(i)(v)(A), (B), (D) or (E), the Company and the Subsidiary whose stock is distributed (by redemption or dividend) to the stockholders of the Company as described therein shall be jointly and severally liable for all of the obligations of the Company under this Agreement, and prior to the occurrence of such event, the Company shall require such Subsidiary to expressly agree in writing to perform this Agreement jointly and severally with the Company.

               (c) Enforceable by Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees (the "Beneficiaries"). In the event of the death of Executive while any amount would still be payable hereunder if such death had not occurred, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's Beneficiaries.

               (d) Employment. Except in the event of a Change of Control and, thereafter, only as specifically set forth in this Agreement, nothing in this Agreement shall be construed to: (i) limit in any way the right of the Company or a Subsidiary to terminate Executive's employment at any time for any reason, or for no reason; or (ii) be evidence of any agreement or understanding, expressed or implied, that the Company or a Subsidiary will employ Executive in any particular position, on any particular terms or at any particular rate of remuneration.

VII.  Confidential Information.

               Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, the Subsidiaries and their respective businesses, which shall have been obtained during Executive's employment with the Employer and which shall not be public knowledge (other than by acts by Executive or his representatives in violation of this Agreement). After termination of Executive's employment with the Company or any Employer within the Controlled Group, Executive shall not, without prior written consent of the Company or the Employer, communicate or divulge any such information, knowledge or data to anyone other than the Company, the Employer or those designated by them. In no event shall an asserted violation of this Section VII constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

VIII.  Notice

               All notices and communications, including, without limitation, any Notice of Termination hereunder, shall be in writing and shall be given either by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight delivery service, addressed as follows:

               If to Executive:

               Name
               Group Officer
               U S WEST Group
               Address

               If to the Company:

               U S WEST, Inc.
               7800 East Orchard Road
               Englewood, Colorado  80111
               Attn.:  Vice President - Law and Human Resources

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be deemed given and effective when actually received by the addressee.

IX.  Miscellaneous

               No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company's Chief Executive Officer or other authorized officer designated by the Board or an appropriate committee of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to sections of the Code or the Exchange Act shall be deemed also to refer to any successor provisions of such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Sections IV and V shall survive the expiration of the term of this Agreement.

X.  Validity

               The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

XI.  Arbitration

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

               Executive may agree in writing with the Company (in which case this Article XI shall have effect but not otherwise) that any dispute that may arise directly or indirectly in connection with this Agreement, Executive's employment or the termination of Executive's employment, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination or other legal theory, shall be resolved by arbitration in Denver, Colorado, under the applicable rules and procedures of the AAA. The only legal claims between Executive and the Company or any Subsidiary that would not be included in this agreement to arbitration are claims by Executive for workers' compensation or unemployment compensation benefits, claims for benefits under a Company or Subsidiary benefit plan if the plan does not provide for arbitration of such disputes, and claims by Executive that seek judicial relief in the form of specific performance of the right to be paid until the Termination Date during the pendency of any applicable dispute or controversy. If this Article XI is in effect, any claim with respect to this Agreement, Executive's employment or the termination of Executive's employment must be established by a preponderance of the evidence submitted to an impartial arbitrator. A single arbitrator engaged in the practice of law shall conduct any arbitration under the applicable rules and procedures of the AAA. The arbitrator shall have the authority to order a pre-hearing exchange of information by the parties including, without limitation, production of requested documents, and examination by deposition of parties and their authorized agents. If this Article XI is in effect, the decision of the arbitrator: (i) shall be final and binding; (ii) shall be rendered within ninety (90) days after the impanelment of the arbitrator; and (iii) shall be kept confidential by the parties to such arbitration. The arbitration award may be enforced in any court of competent jurisdiction.
The Federal Arbitration Act, 9 U.S.C. 1-15, not state law, shall govern the arbitrability of all claims.

               If this Agreement sets forth the terms of our understanding on the subject matter hereof, kindly sign both originals of this letter and return to the Vice President - Law and Human Resources of the Company one of the fully executed originals of this letter which will then constitute our Agreement on this subject.

Sincerely,

U S WEST, Inc.


By:___________________________________
      Chairman, President and Chief Executive Officer


______________________________________
Name

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